Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 of the Registration Statement on Form S-3 and related Prospectus of Harken Energy Corporation for the registration of 12,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2003, with respect to the consolidated financial statements of Harken Energy Corporation for the year ended December 31, 2002 included in its Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 2, 2005